Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS

VANCOUVER, Wash. – (April 25, 2007) – Pure fitness company Nautilus, Inc. (NYSE: NLS) today announced results for the three months ended March 31, 2007.

Net sales for the three months ended March 31, 2007, were $158.8 million, compared to $185.0 million for the corresponding period last year, down 14 percent. Net income for the quarter was $2.5 million, or $0.08 per share, compared to $5.2 million or $0.16 per share for the first quarter of 2006. Gross margins reached 46.1 percent, the highest level in seven quarters.

“As we reported earlier, our international, apparel and commercial businesses performed well,” said Gregg Hammann, Chairman and CEO of Nautilus, Inc. “However, we experienced sluggish trends in the North American market for home fitness equipment in the first quarter, causing cancellation of expected retail replenishment orders and softness in direct.”

“We expect to achieve stronger net sales through new innovation and new promotions planned as the next fitness cycle begins the second half of the year. Meanwhile, our gross margin-improving activities that began in the back half of 2005 were evident again this quarter. Our efforts to bring efficiencies to manufacturing, distribution, packaging, shipping and transportation are putting us in an excellent position to improve bottom line results as sales pick up.”

For the second quarter of 2007, the company expects net sales of $135-140 million and expected earnings of $0.03-$0.06 per share. For the full year, the company expects net sales growth of 5-10 percent and earnings growth of 20-30 percent.

The first quarter 2007 investor conference call is scheduled for 5 p.m. EDT (2 p.m. PDT) Wednesday, April 25, 2007. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 800-576-7258 in North America and 212-748-2760 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; and Bill Meadowcroft, Chief Financial Officer.

A telephonic playback will be available from 4:00 p.m. PDT April 25 through 4:00 p.m. PDT, May 9, 2007. North American callers can dial 800-633-8284, and international callers can dial 402-977-9140 to hear the playback. The passcode is 21333672.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R) Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,500 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,745	$4,262
Trade receivables (net of allowance for doubtful accounts of $3,499 and $3,893 at March 31, 2007 and December 31, 2006, respectively)	98,025	137,714
Inventories	89,856	75,832
Prepaid expenses and other current assets	24,393	23,093
Short-term notes receivable	2,600	2,461
Assets held for sale	1,677	1,677
Deferred tax assets	5,557	5,722

Total current assets	226,853	250,761
PROPERTY, PLANT AND EQUIPMENT (at cost, net of accumulated depreciation of $54,658 and $51,262 at March 31, 2007 and December 31, 2006, respectively)	51,423	52,658
GOODWILL	65,095	65,037
INTANGIBLE AND OTHER ASSETS, net	56,473	56,486

TOTAL ASSETS	$399,844	$424,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$52,382	$61,375
Accrued liabilities	27,692	31,444
Short-term borrowings	37,200	47,500
Income tax payable	1,336	4,551
Customer deposits	1,894	2,229
Current portion of long-term debt	205	259

Total current liabilities	120,709	147,358
LONG-TERM DEBT	4,070	4,158
NON-CURRENT INCOME TAX LIABILITIES	3,191	—
NON-CURRENT DEFERRED TAX LIABILITIES	15,401	16,792
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock – no par value, 75,000 shares authorized; 31,545 and 31,482 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	2,581	1,026
Retained earnings	249,403	251,418
Accumulated other comprehensive income	4,489	4,190

Total stockholders’ equity	256,473	256,634

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$399,844	$424,942

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
NET SALES	$158,839	$184,990
COST OF SALES	85,571	105,678

Gross profit	73,268	79,312

OPERATING EXPENSES:
Selling and marketing	50,776	52,154
General and administrative	13,323	13,650
Research and development	3,215	3,268
Royalties	1,319	1,579

Total operating expenses	68,633	70,651

OPERATING INCOME	4,635	8,661
OTHER INCOME (EXPENSE):
Interest income	75	138
Interest expense	(941)	(589)
Other income, net	252	15

Total other expense	(614)	(436)

INCOME BEFORE INCOME TAXES	4,021	8,225
INCOME TAX EXPENSE	1,557	3,024

NET INCOME	$2,464	$5,201

EARNINGS PER SHARE:
BASIC	$0.08	$0.16
DILUTED	$0.08	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	31,508	32,796
DILUTED	31,729	33,025

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